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Exhibit 8(w)(2)

Amendment No. 3 to Participation Agreement (Eaton Vance)

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AMENDMENT NO. 3 TO PARTICIPATION AGREEMENT DATED MARCH 1, 2005

BETWEEN

EATON VANCE MUTUAL FUNDS TRUST, EATON VANCE DISTRIBUTORS, INC.

AND TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY

Amendment to the Participation Agreement (the “Agreement”), dated March 1, 2005, by and between Transamerica Advisors Life Insurance Company (the “Company”), on its own behalf and on behalf of each segregated asset account of the Insurance Company set forth on Schedule A hereto as may be revised from time to time ( “Account”), Eaton Vance Mutal Funds Trust (The “Trust”) and Eaton Vance Distributors, Inc. (the “Underwriter”).

WHEREAS, the parties desire to further amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1.	A new section, numbered consecutively, is added to the Agreement as follows:

ARTICLE XII. Summary Prospectus

Should the Trust and the Company desire to distribute the prospectuses of the funds within the Trust pursuant to Rule 498 of the Securities Act of 1933, as amended, (“Rule 498”), the roles and responsibilities of the Parties to the Agreement (the “Parties”), for complying with Rule 498 and other applicable laws, are set forth as follows:

12.1. For purposes of this Section, the terms “Summary Prospectus” and “Statutory Prospectus” shall have the same meaning as set forth in Rule 498.

12.2. The Trust shall provide, or cause to provide, the Company with copies of the Summary Prospectuses in the same manner and at the same times as the Participation Agreement requires that the Trust provide the Company with Statutory Prospectuses. If the Trust makes any changes to the Summary Prospectus by way of a filing pursuant to Rule 497 under the Securities Act of 1933, unless the Parties agree otherwise, the Trust shall, instead of providing the Company with a revised Summary Prospectus, provide the Company with a supplement setting forth the changes in the Rule 497 filing.

12.3. So long as the Trust and/or Underwriter provides Summary Prospectuses, the Trust and/or the Underwriter shall be responsible for compliance with Rule 498(e).

12.4. So long as the Trust and/or Underwriter provides Summary Prospectuses, the Trust and Underwriter each represent and warrant that the Summary Prospectuses and the web site hosting of such Summary Prospectuses will comply with the requirements of Rule 498 applicable to the Trust and its series. The Trust and/or Underwriter further represents and warrants that there are reasonable policies and procedures in place to ensure that such web site complies with Rule 498.

12.5. The Trust and Underwriter each agree that the URL indicated on each Summary Prospectus will lead Contract owners directly to the web page used for hosting Summary Prospectuses (“Landing Page”). The Trust shall immediately notify the Company of any interruptions in availability of this Landing Page that last more than 24 hours. Such Landing Page will contain the investment options available under the Agreement.

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12.6. The Trust and Underwriter represent and warrant that they will be responsible for compliance with the provisions of Rule 498(f)(1) involving Contract owner requests for additional Trust documents made directly to the Trust. The Trust and Underwriter further represent and warrant that any information obtained about Contract owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Trust documents.

12.7. The Company represents and warrants that it will respond to requests for additional fund documents made by Contract owners directly to the Company or one of its affiliates.

12.8. Company represents and warrants that any binding together of Summary Prospectuses and/or Statutory Prospectuses will be done in compliance with Rule 498.

12.9. If the Trust determines that it will end its use of the Summary Prospectus delivery option, the Trust and Underwriter will provide the Company with at least 60 days advance notice of its intent.

12.10. The Parties agree that the Company is not required to distribute Summary Prospectuses to its Contract owners, but rather that the use of the Summary Prospectus will be at the discretion of the Company. The Company agrees that it will give Underwriter and the Trust reasonable notice of its intended use of the Summary Prospectuses or the Statutory Prospectuses.

12.11. The Parties agree that all other provisions of the Participation Agreement, including the Indemnification provisions, will apply to the terms of this Section as applicable.

2.	The existing 5th Whereas clause of the Agreement is hereby deleted in its entirety and replaced with the following:

WHEREAS, the Account is duly established and maintained as a segregated asset account, duly established by the Company, on the date shown for such Account on Schedule A hereto, to set aside and invest assets attributable to variable annuity contracts set forth in Schedule A hereto, as it may be revised or supplemented from time to time with notice to all parties (the “Contracts”);

3.	The existing 9th Whereas clause of the Agreement is hereby deleted in its entirety and replaced with the following:

WHEREAS, to the extent permitted by applicable laws and regulations, the Company intends to purchase shares in the Funds (and classes thereof) listed in Schedule B hereto, as it may be revised or supplemented from time to time with notice to all parties (the “Designated Funds”) on behalf of the Account to fund the aforesaid Contracts, and the Underwriter is authorized to sell such shares in the Designated Funds, and classes thereof, to the account at net asset value.

4.	The parties agree to combine existing Schedule A and Schedule B into a single schedule hereby referenced as Schedule A, as supplemented from time to time by a party, with notice to all other parties. Schedule A and Schedule B of the Agreement are hereby deleted in their entirety and replaced with the attached Schedule A. All references to Schedule B in the Agreement are hereafter a reference to Schedule A.

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5.	A new paragraph, numbered consecutively, is added to ARTICLE II. Representations and Warranties, as follows:

2.8. Trust and Underwriter each agree to promptly notify the Company when any Fund underlying the Trust becomes a commodity pool operator (“CPO”) as defined under the Commodities Exchange Act (“CEA”), and when Fund Manager is required to register with the Commodity Futures Trading Commission (“CFTC”) as a CPO with respect to any Fund underlying the Trust. Until such notification is provided to the Company, Trust and Underwriter each represent and warrant that it is not a CPO. Trust and Underwriter each represent and warrant that it will at all times comply with the CEA and CFTC rules and regulations to the extent required.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect. Unless otherwise specified, all defined terms shall have the same meaning given to them in the Agreement.

Effective Date: May 1, 2013

EATON VANCE MUTUAL FUNDS TRUST		EATON VANCE DISTRIBUTORS, INC.

By:	/s/ James Kirchner	By:	/s/ Sean P. Kelly
Name:	James Kirchner	Name:	Sean P. Kelly, CFA
Title:	Treasurer	Title:	SVP, Managing Director
Date:	4/25/13	Date:	4/24/2013

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY

By:	/s/ John Mallett
Name:	John Mallett
Title: Date:	Vice President 4-29-13

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SCHEDULE A

Revised May 1, 2013

SEPARATE ACCOUNT

Merrill Lynch Life Variable Annuity Separate Account D

CONTRACT

Merrill Lynch Investor Choice Annuity – IRA Series

FUNDS

Eaton Vance Floating-Rate Fund – Class A Shares

Eaton Vance Large Cap Value Fund – Class A Shares